Exhibit 10.1

STOCK PURCHASE AND OPTION AGREEMENT

THIS STOCK PURCHASE AND OPTION AGREEMENT is dated as of March 26, 2008, by and between TRANSAX INTERNATIONAL LIMITED, a Colorado corporation, (“Seller”), and ENGETECH, INC., a Turks & Caicos corporation (“Buyer”).

WHEREAS, Seller owns and has the legal right and authority to sell, transfer, assign and deliver to Buyer 100 shares (the “Shares”) of common stock, par value $.01 per share, of Transax Limited, a Colorado corporation (the “Company”), representing 100% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company owns 100% of the issued and outstanding capital stock or equity of (i) Medlink Conectividade Em Saude Ltda., a Brazilian limited liability company (“Medlink”) and (ii) Medlink Technologies, Inc. a Mauritius corporation (“MTI” (hereafter the Company, Medlink and MTI shall be referred to each as a “Subsidiary” and collectively as the “Subsidiaries”);

WHEREAS, on December 14, 2007, Seller and Buyer’s affiliate Flavio Gonzalez Duarte (“Duarte”) entered into a Binding Letter of Intent for Acquisition regarding the acquisition of the Shares (the “LOI”); however, due to certain requirements regarding the pledge of shares that could not be met, the LOI was cancelled and the parties elected to enter into this Agreement;

WHEREAS, pursuant to section 3(b) of the LOI, Buyer loaned to Seller $200,000 represented by a promissory note dated December 14, 2007 (the “LOI Note”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

ARTICLE I

THE SALE

1.1        Sale of Shares. At the Closing, which shall occur immediately upon execution of this Agreement, and upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties herein made by each of the parties to the other, Seller shall sell, assign, transfer, convey and deliver to Buyer and its successors and assigns forever, free and clear of all liens, claims and encumbrances, and Buyer will accept and purchase from Seller (the “Sale”), 45 of the Shares (the “Initial Shares”) for the purchase price hereinafter set forth, and Seller shall grant to Buyer pursuant to Section 5.1 hereof an option (the “Option”) to purchase the remaining 55 Shares (the “Final Shares”).

1.2        Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement and in exchange for the Initial Shares, Buyer hereby agrees to pay to Seller an aggregate purchase price for the Initial Shares and the Option of $3,200,000 (the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)        At Closing, Buyer shall pay $120,000 to Seller and the $200,000 balance of the LOI Note shall be credited against the Purchase Price.

(b)        After Closing, payment of the $2,880,000 balance of the Purchase Price shall be made pursuant to a payment of $480,000 on March 31, 2008, and in 12 consecutive monthly installments of $200,000 due on the 20th day of each month, beginning April 20, 2008, pursuant to a promissory note in the form attached hereto as Exhibit “B,” which Buyer shall execute and deliver at Closing (the “Installment Note”). Payment of the Installment Note shall be secured by a pledge of the Initial Shares pursuant to a stock pledge agreement and a related escrow agreement executed and delivered at Closing in the forms attached hereto as Exhibits “C” and “D,” respectively (the “Pledge Agreement” and the “Escrow Agreement”).

1.3        Performance Bonus. In addition to the Purchase Price, the parties will cause the Company to pay to Seller a performance bonus (the “Bonus”) equal to 50% of the revenues received by Medlink (converted monthly to US$ at the monthly average exchange rate as provided by the Central Bank of Brazil) with respect to transactions in excess of an aggregate of 678,076 executed during 2008 for Medlink’s customer Bradesco Saude. Buyer will pay the Bonus amount to the extent due as follows: 40% on January 31, 2009; 20% on April 30, 2009; 20% on July 31, 2009; and 20% on October 31, 2009. The performance bonus will be payable regardless of whether or not the Buyer elects to exercise the Option.

1.4        Intellectual Property License. At Closing, the parties will cause MTI to grant to the Seller at no cost a perpetual, exclusive and sublicensable license to use all of the software and other intellectual property owned by MTI (the “Medlink Intellectual Property”) in all territories other than (i) Latin America (defined as all mainland countries in the Western Hemisphere south of the USA/Mexico border), and (ii) Spain and Portugal. The parties will cause Medlink to provide such technical support as may be reasonably required by Seller and its sublicensees for up to 24 months following the Closing at commercially reasonable rates for such services. This license shall be granted pursuant to an Intellectual Property License Agreement in the form attached as Exhibit “E” (the “License Agreement”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller represents and warrants to Buyer, except as expressly set forth in the written disclosure schedule prepared by the Seller which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article II (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Buyer in connection herewith (the “Seller Disclosure Schedule”), as follows:

2.1	Organization, Standing and Power.

Each of the Seller and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Seller and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller or its Subsidiaries. The Seller owns all of the outstanding capital stock of the Company, and the Company owns all of the outstanding capital stock of Medlink and MTI, free and clear of any Liens (as defined in Section 2.4(a) below). Other than Medlink and MTI, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Seller has previously delivered or made available to Buyer complete and correct copies of the articles of incorporation and bylaws (or other comparable charter documents) of the Seller and each of the Subsidiaries, in each case as amended through the date of this Agreement.

2.2	Capital Structure.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, of which 100 shares and issued and outstanding and owned by Seller. The authorized capital stock of Medlink consists of 2,423,807 quotas, par value R$1.00 per share, all of which are issued and outstanding and 2,423,806 of which are owned by the Company, with the remaining quota owned by an affiliate of the Company. The authorized capital stock of MTI consists of 50,000 common shares, $1.00 par value per share, of which one share is issued and outstanding and owned by the Company. All outstanding shares of the Subsidiaries’ capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of law or contract or any Subsidiary’s articles of incorporation or bylaws or comparable charter documents. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 2.4(a)), arrangements or undertakings of any kind to which the Seller or any Subsidiary is a party or by which any of them is bound (i) obligating the Seller, the Company or any other Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any other Subsidiary, (ii) obligating Seller or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of any Subsidiary’s capital stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Seller or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other Subsidiary.

2.3	Authority; Execution and Delivery; Enforceability.

The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, other than such approval by the stockholders of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote at a duly called and held meeting of stockholders (the “Shareholders’ Meeting”) of a majority of the outstanding shares of Seller’s Common Stock entitled to vote (the “Seller Shareholder Approval”) is the only vote of the Seller’s stockholders necessary to approve this Agreement, the Sale and the other transactions contemplated by this Agreement.

2.4	No Conflicts; Consents.

(a)        The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Seller or its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws or comparable charter or organizational documents of the Seller or its Subsidiaries, respectively, or (ii) subject to the obtaining of the Seller Shareholder Approval and the taking of the actions described in Section 2.4(b), (x) any Legal Requirements, applicable to the Seller, its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Seller or any of its Subsidiaries is a party or by which the Seller, its Subsidiaries or any of their respective assets or properties are subject to or bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller (a “Conflict”).

(b)        No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Seller or any Subsidiary in connection with the execution and delivery of this Agreement, the consummation by the Seller of the transactions contemplated hereby, and compliance by the Seller with any of the provisions hereof, except for (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement in definitive form relating to the meeting of the Seller’s stockholders to be held in the event that Buyer elects to exercise the Option (the “Proxy Statement”), and (2) such other filings under the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (B) filings pursuant to the rules of the OTC Bulletin Board System.

2.5	Reports and Financial Statements.

(a)        Reports. The Seller and each of its Subsidiaries has filed all forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) that were required to be filed by the Seller or any Subsidiary with any applicable Governmental Entity, including the SEC, since January 1, 2005 (as such documents have since the time of their filing been amended or supplemented, the “Seller Reports”), which are all of the documents (other than preliminary material) that the Seller or any Subsidiary was required to file with any applicable Governmental Entity since such date. The Seller has made available to Buyer all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. As of their respective dates (and without giving effect to any amendments or supplements filed after the date of this Agreement with respect to Seller Reports filed before the date of this Agreement), each of the Seller Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Seller Reports filed with the SEC (the “SEC Reports”).

(b)        Financial Statements. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules, if any, thereto) included in the SEC Reports (the “Seller Financial Statements”): (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) fairly presented, in all material respects the consolidated financial position of the Seller as at the respective dates thereof and the consolidated results of its operations, stockholders’ equity and cash flows for the respective periods indicated (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC). The balance sheet of the Seller contained in the SEC Reports as of September 30, 2007, and updated as of November 30, 2007, as attached hereto as Exhibit “F,” is hereinafter referred to as the “Seller Balance Sheet.” Other than liabilities (A) disclosed in the Seller Financial Statements or Seller Balance Sheet or (B) incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practice, neither the Seller nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be disclosed on a consolidated balance sheet or in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Seller and its Subsidiaries, taken as a whole. Neither the Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c)        Books and Records. The books and records of the Company and the other Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

2.6	Information Supplied.

To the Knowledge of the Seller, none of the information included by the Company in the Proxy Statement, and any other documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder, will, on the date of its filing, or, at the date it is first mailed to the Seller’s shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, and any other documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference therein.

2.7	Absence of Certain Changes or Events.

Since the date of the Seller Balance Sheet there has not been: (i) any Material Adverse Effect on any of the Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Subsidiaries’ capital stock, or any repurchase for value or redemption by the Seller or any of its Subsidiaries of any of the capital stock or any other securities of the Subsidiaries, (iii) any split, combination or reclassification of any of the Subsidiaries’ capital stock, (iv) any granting by any of its Subsidiaries of any material (whether individually or in the aggregate) increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or any payment by any of the Subsidiaries of any material (whether individually or in the aggregate) bonus, except for bonuses made in the ordinary course of business consistent with past practice or any granting by any of the Subsidiaries of any material (whether individually or in the aggregate) increase in severance or termination pay or any entry by any of the Subsidiaries into any material (whether individually or in the aggregate) employment, severance, termination or indemnification agreement, (v) entry by any of the Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9(a)(i)), other than non-exclusive license, supply and distribution agreements entered into in the ordinary course of business consistent with past practice, (vi) any material (whether individually or in the aggregate) amendment or consent with respect to any Material Contract (as defined in Section 2.15) in effect since the date of the Seller Balance Sheet, (vii) any material change by the Seller in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation of any of the Subsidiaries’ assets.

2.8	Taxes.

(a)        Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments, fees, surcharges, contributions, and other governmental charges, duties, impositions and liabilities, or other payments made at the direction of a local, state, federal, or foreign government or government agency, including but not limited to taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.8(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)        Tax Returns and Audits

(i)          Each of the Subsidiaries has filed all material federal, state, local and foreign returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Seller, proposed, against any of the Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(ii)         Each of the Subsidiaries has timely paid or withheld with respect to its Employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal, state, provincial and foreign income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(iii)        No audit or other examination of any material Tax Return of any of the Subsidiaries is presently in progress, nor has any of the Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv)        The Seller has made available to Buyer or its legal counsel, copies of all material Tax Returns for the Seller and each of its Subsidiaries for all years for which the applicable statute of limitations has not expired.

(v)         The Company and each of its Subsidiaries have charged, collected and remitted on a timely basis all Taxes as required by any applicable legislation, including all sales, value added and ad valorem Taxes.

2.9	Intellectual Property.

(a)        Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i)          “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all industrial designs and any registrations and applications therefor throughout the world; (H) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii)         “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(iii)        “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; and (C) registered copyrights and applications for copyright registration.

(iv)        “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(v)         “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or any other piece of information that allows the identification of a natural person.

(vi)        “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any Company Product or website of the Company or any of its Subsidiaries.

(vii)       “Company Privacy Policy” shall mean any external or internal, past or present policy of the Company or any of its Subsidiaries relating to: (A) the privacy of users of any Company Product or of any externally accessible website of the Company or any of its Subsidiaries, (B) the collection, storage, disclosure, and transfer of any User Data or Personal Data, or (C) any Employee information.

(b)        Registered Intellectual Property; Proceedings. Section 2.9(b) of the Seller Disclosure Schedule sets forth (i) all material Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing and/or expiration dates, and the corresponding application and registration numbers and similar identifiers, (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any material Company Registered Intellectual Property.

(c)        Company Products. Section 2.9(c) of the Seller Disclosure Schedule sets forth a list (by name and version number) of all products, software or service offerings of the Company or any of its Subsidiaries (collectively, “Company Products”) that are currently being sold, distributed, provided or otherwise disposed of, or which the Company or any of its Subsidiaries currently supports or is obligated to support or maintain, or any products or services under development which the Company intends to make commercially available within 12 months of the date hereof.

(d)        No Order. No material Company Intellectual Property or Company Product is subject to any proceeding or outstanding order or judicial stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e)        Registration. To the Knowledge of the Seller, each item of material Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such material Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Brazil or other foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such material Company Registered Intellectual Property. The Seller has no Knowledge of any facts or circumstances that would render any material Company Registered Intellectual Property unenforceable.

(f)        Absence of Liens. To the Knowledge of the Seller, the Company and/or its Subsidiaries own and have good and exclusive title to each item of material Company Intellectual Property (including all Company Intellectual Property embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product) owned by them, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice and Liens that do not materially restrict use or exploitation of any Company Intellectual Property). All Company Intellectual Property will be fully transferable, alienable and licensable following the Sale without material restriction and without material payment of any kind to any third party.

(g)        Third-Party Development. To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries, or any technology, software or other Intellectual Property that has been developed or created independently or jointly by a third party is incorporated into or bundled or distributed with any of the Company Products, the Company and its Subsidiaries have a written agreement with such third party with respect thereto and the Company and its Subsidiaries thereby either (i) have obtained ownership of, and are the exclusive owners of, or (ii) have obtained licenses (sufficient for the conduct of its business as currently conducted) to all technology, software or Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so. Without limiting the foregoing, the Company and each of its Subsidiaries has the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party software to the extent that each of the foregoing (i) is used in the operation of the Company’s and its Subsidiaries’ business, or (ii) is required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into or distributed with any Company Product.

(h)        Transfers. Except as provided in the License Agreement, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property (including any Company Intellectual Property embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product by the Company), to any third party, or knowingly permitted the Company’s rights in such Intellectual Property to lapse.

(i)         Licenses. Other than “shrink wrap” and similar widely available commercial end-user licenses, Section 2.9(i) of the Seller Disclosure Schedule sets forth a list of all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party (i) with respect to material Company Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its Subsidiaries.

(j)         No Conflict. To the Knowledge of the Seller, all Contracts affecting the Company’s and/or its Subsidiaries’ use or ownership of either (i) material Company Intellectual Property, or (ii) Intellectual Property of a third party licensed to the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, are in full force and effect (such Contracts referred to herein as “IP Contracts”). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments (including allowing any third party to require the Company or any of its Subsidiaries to prepay any obligations or result in the loss of any prepaid royalties or fees) with respect to, any IP Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Company and its Subsidiaries will be permitted to exercise all of their rights under all IP Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional material amounts or material consideration, or the loss of any material prepaid royalties or material fees, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay or would lose.

(k)        No Infringement. To the Knowledge of the Seller, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) the Company’s and its Subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its Subsidiaries (including Company Products), (ii) the Company’s and its Subsidiaries’ use of any product, device, algorithm or process and (iii) the use, distribution and exploitation of User Data (if any), has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(l)         All Necessary Intellectual Property. To the Knowledge of Seller, the Company and its Subsidiaries own or otherwise have sufficient rights to all material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its Subsidiaries.

(m)       No Notice of Infringement. To the Knowledge of the Seller, neither the Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(n)        No Third Party Infringement. To the Knowledge of the Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property, including any Company Intellectual Property (other than Company Intellectual Property owned by a third party) embodied in, or necessary for the use, distribution, importation, sale or other exploitation of, any Company Product by the Company or its Subsidiaries.

(o)        Proprietary Information Agreements. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information and confidentiality agreement substantially in the form provided to Buyer, and to the Knowledge of the Seller, all Employees of the Company and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to have a Material Adverse Effect on the Company.

(p)        Privacy and Personal Data. Neither the Company nor its Subsidiaries have breached or violated any Company Privacy Policy and, to the Knowledge of Company, there has been no unauthorized or illegal use of or access to any of the User Data or Personal Data collected by Company or its Subsidiaries from their customers or users of their websites. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement.

2.10	Compliance; Permits

(a)        Compliance. To the Knowledge of the Seller, neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, the Company has not received notice that any investigation or review by any Governmental Entity is pending and, to the Knowledge of the Seller, no such investigation or review has been threatened, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (i) any business practices of the Company or any of its Subsidiaries, (ii) any acquisition of material property by the Company or any of its Subsidiaries or (iii) the conduct of business by the Company and its Subsidiaries as currently conducted.

(b)        Permits. To the Knowledge of the Seller, the Company and its Subsidiaries hold, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Seller, threatened, except for such suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.11	Litigation.

To the Knowledge of the Seller, as of the date hereof, there are no claims, suits, actions or proceedings pending or threatened against the Company or any of its Subsidiaries, before any court, Governmental Entity, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to be material to the Company and its Subsidiaries taken as a whole.

2.12	Employee Benefit Plans.

(a)        Schedule. Section 2.12(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, agreements, policies, contracts or arrangements, including Company Material Contracts, bonus plans, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, insurance coverage (including medical, dental, vision and life insurance), or other material employee benefit plans or program, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of current or former employees, consultants or directors (each, an “Employee”), or with respect to which the Company or any Subsidiary has or may have any liability or obligation (collectively, the “Company Benefit Plans”). Neither the Company nor any Subsidiary has a Contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(b)        Documents. With respect to each Company Benefit Plan covering Employees who perform services in the United States and Brazil, the Company has delivered or made available to Buyer for review, (i) the most recent documents constituting the Company Benefit Plans (including all amendments thereto and related trust documents), and with respect to any Company Benefit Plan that has been merged into another Company Benefit Plan, the plan documents in effect prior to the merger of such plan, (ii) the most recent annual actuarial valuations and/or audited statement of assets and liabilities for each applicable Company Benefit Plan, (iii) all material correspondence to or from any Governmental Entity relating to any Company Benefit Plan, and (iv) all material communications to Employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Company Benefit Plan or proposed Company Benefit Plan otherwise not included on Section 2.12(a) of the Seller Disclosure Schedule.

(c)   Benefit Plan Compliance.

(i)      With respect to each Company Benefit Plan, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any material liability under any statute or any other applicable Legal Requirement, which would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(ii)     Each Company Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with all applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(iii)   There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced, or to the Knowledge of the Seller, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(d)        Plan Funding. With respect to the Company Benefit Plans, there are no material benefit or funding obligations for which contributions have not been made or properly accrued or will not be offset by insurance and there are no material benefit or funding obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Seller. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(e)        Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(f)        Labor. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Seller, there are no activities or proceedings of any labor union to organize any Employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Seller, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(g)        Employment Matters. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

2.13	Title to Properties.

(a)        Leases. Section 2.13(a) of the Seller Disclosure Schedule sets forth a list of all material real property leases to which the Company or any of its Subsidiaries is a party or by which any of them is bound (each, a “Company Lease”). No party has a right to occupy any of the premises subject to a Company Lease (“Company Leased Property”) except for the Company or its Subsidiaries. The Company has made available to Buyer a true and complete copy of each Company Lease.

(b)        Properties. Neither the Company nor any of its Subsidiaries owns any real property. There are no pending or, to the Knowledge of the Seller, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company Leased Property.

(c)        Valid Title. To the Knowledge of the Seller, each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes or (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14	Contracts

(a)        Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)              any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)             any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries may have continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or any Subsidiary earning an annual salary in excess of the equivalent of $50,000 other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or the applicable Subsidiary;

(iii)            any Contract or plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)            any Contract of indemnification or any guaranty that is or could be material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

(v)             any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business, to make use of any material Company Intellectual Property or to compete with any Person in any material line of business, (B) granting any exclusive rights, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies;

(vi)            any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii)           any Contract governing the terms of any material ownership or investments of the Company or any of its Subsidiaries in any other Person or business enterprise other than Company’s Subsidiaries, or any Contract pursuant to which the Company or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;

(viii)          any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be wholly owned by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(ix)            any Contract to provide source code to any third party for any product or technology of the Company and its Subsidiaries;

(x)             any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, which represents a value or liability in excess of $100,000 on an annual basis, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

(xi)            any Contract to license any third party to manufacture or reproduce any of the Company’s or any Subsidiary’s products, services or technology or any Contract to sell or distribute any of the Company’s or any Subsidiary’s products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less;

(xii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business;

(xiii)          any material settlement agreement with continuing obligations thereunder entered into within five years prior to the date of this Agreement;

(xiv)          any Company Lease;

(xv)           any Contract with the top 20 customers by revenue of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2007; or

(xvi)          any other Contract that represents a value of $250,000 or more in the last twelve months in any individual case and which may not be terminated without penalty upon notice of 90 days or less.

(b)        Schedule. Section 2.14(b) of the Seller Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.14(a)(i) through 2.14(a)(xvi), in each case referencing such applicable paragraph number on the Seller Disclosure Schedule.

(c)        No Breach. To the Knowledge of the Seller, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Seller, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.15	Insurance.

The insurance policies covering the Company, its Subsidiaries or any of their respective Employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance are set forth on Section 2.15 of the Seller Disclosure Schedule. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Seller, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

2.16	Board Approval.

The Board of Directors of the Seller has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (i) determined that the Sale is fair to, and in the best interests of, the Seller and its shareholders and declared the Sale to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) unanimously recommended that the shareholders of the Seller approve and adopt this Agreement.

2.17	Accuracy of Information.

The statements with respect to the Company and its Subsidiaries contained in this Agreement, the Schedules, the Seller Disclosure Schedule, the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of the Seller the Company or the other Subsidiaries at the Closing, to the Knowledge of the Seller, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by the Seller and the Subsidiaries contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller, except as expressly set forth in the written disclosure schedule prepared by Buyer which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being delivered to the Company in connection herewith (the “Buyer Disclosure Schedule”), as follows:

3.1	Organization, Standing and Power.

Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.2	Authority.

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery hereof by the Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.3	No Conflicts; Consents.

(a)        The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the certificate of incorporation or bylaws (or other comparable organizational documents of Buyer,

(ii) any Contracts to which Buyer is a party or by which any of its properties or assets is bound, or (iii) any Legal Requirement applicable to Buyer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b)        Except for (i) any approvals listed on Section 2.4(b) of the Seller Disclosure Schedule and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Sale, no consent, approval or action of, filing with or notice to any Governmental Entity or other public or private third party by Buyer is necessary or required under any of the terms, conditions or provisions of any Legal Requirement applicable to Buyer, or any Contract to which Buyer is a party or by which Buyer or any of its assets or properties is bound, for the execution and delivery of this Agreement and consummation of the Sale by Buyer.

3.4	Information Supplied.

The written information supplied, or to be supplied, by or on behalf of Buyer for inclusion in the Proxy Statement will not, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Seller’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, will on the date of its filing or at the date it is mailed to shareholders of the Seller, as applicable, and at the time of the Seller Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.5	Financial Ability to Perform

Buyer has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

3.6	Litigation.

There is no suit, action or proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1	Conduct of Business.

(a)        Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the payment in full of the Exercise Price for the Final Shares pursuant to exercise of the Option (the “Interim Period”) the Company and each of its Subsidiaries shall be managed by Buyer and, except as otherwise expressly contemplated by this Agreement or to the extent that the parties shall otherwise consent in writing, which consent shall not be unreasonably withheld, each such entity shall (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable Legal Requirements in all material respects and (ii) use all reasonable efforts consistent with past practices and policies to (A) preserve intact its current business organization, (B) keep available the services of its key Employees, and (C) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with which it has business dealings to the end that its goodwill and ongoing business shall be unimpaired in all material respects as of such date.

(b)        Required Consent. In addition, without limiting the generality of Section 4.1(a), during the Interim Period the parties shall ensure that the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)       (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company solely to its parent corporation, (B) split, combine, reclassify or take any similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)      issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, (A) any shares of its capital stock, (B) any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)     amend or propose to amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv)     acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(v)      (A) grant or pay to any current or future director, officer or employee of the Company or any of its Subsidiaries any increase in compensation, fringe benefits or bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports, (B) grant to any current or future employee, officer or director of the Company or any of its Subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the SEC Reports, (C) make any increase in or commitment to increase the benefits or expand the eligibility under any Company Benefit Plan, adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (D) enter into any employment, consulting, indemnification, severance or termination agreement with any employee, officer or director, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi)     make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and the Subsidiaries, except insofar as may be required by a change in GAAP;

(vii)    sell, lease (as lessor), license, pledge, grant any security interest in or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

(viii)   (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from Persons that are not directors, officers, employees or affiliates of the Buyer, the Company or any of its Subsidiaries incurred in the ordinary course of business consistent with past practice and in an amount not greater than $100,000, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Subsidiary;

(ix)     make or agree to make any capital expenditure or expenditures that are in excess of $40,000 individually, or $100,000 in the aggregate without Seller’s prior written consent, which shall not be unreasonably withheld;

(x)      make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi)     (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Seller included in the SEC Reports, (B) cancel any indebtedness in excess of $50,000 individually or $100,000 in the aggregate or waive any claims or rights of material value, or (C) waive the benefits of, or agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or beneficiary;

(xii)    enter into, renew, extend (other than any automatic extension on the terms of any Contract), amend, modify, waive any material provision of, or terminate any Contract, in each case providing for payments in excess of $100,000 over the term of such Contract (or until the date on which such Contract may be terminated by the Company or the relevant Subsidiary without penalty);

(xiii)   grant any exclusive rights with respect to any material Intellectual Property;

(xiv)   enter into or renew any Contracts containing, or otherwise subjecting the Company or any Subsidiary to, any non-competition, exclusivity or other material restrictions on the operation of the business of the Company or its Subsidiaries;

(xv)    enter into or renew any Contract the effect of which would be to grant to a third party following the Sale any actual or potential right of license to any Intellectual Property owned at the Effective Time by the Company or any of its Subsidiaries;

(xvi)   enter into or renew any Contracts containing any material support, maintenance or service obligation, other than those obligations in the ordinary course of business consistent with past practice that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the applicable entity;

(xvii)  hire employees other than in the ordinary course of business consistent with past practice and at compensation levels substantially comparable to that of similarly situated Employees;

(xviii) make any capital expenditures beyond those contained in the Company’s capital expenditure budget in effect on the date hereof, a copy of which has been provided to Buyer, or outside of the ordinary course of business consistent with past practice;

(xix)   other than in the ordinary course of business consistent with past practice, enter into, modify or amend in a manner adverse to the Company or any Subsidiary, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company or any Subsidiary;

(xx)    make any change in the lines of business in which the Company and its Subsidiaries participate or are engaged as of the date hereof; or

(xxi)   open or close any bank accounts held by the Company or any other Subsidiary; or

(xxii)  authorize, or commit or agree to take, any of the foregoing actions.

4.2	Directors.

Notwithstanding any provision of this Agreement to the contrary, until the end of the Interim Period, Seller’s nominees shall serve as the sole directors of the Company and in that capacity shall be entitled to enact such resolutions and take such other action as they deem necessary or appropriate to cause the Company and the Subsidiaries to comply in all material respects with their obligations under this Agreement and the other agreements and documents executed in connection with this Agreement and the Option (the “Purchase Documents”).

4.3	SEC Reports.

During the Interim Period, the Seller shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC to be timely filed and to be prepared in all material respects in accordance with the provisions set forth in Section 2.5(a).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Option.

Effective as of the Closing, Buyer shall have an option (the “Option”) exercisable by written notice to Seller for 30 days beginning March 21, 2009, provided that Buyer shall have paid the Installment Note in full and shall not otherwise be in material breach of this Agreement, to purchase the 55 Final Shares at an aggregate exercise price of $2,400,000 (the “Exercise Price”) subject to the following conditions:

(a)        Sale of the Final Shares pursuant to the Option (the “Option Sale”) shall be subject to approval of the Seller’s Shareholders at a meeting duly called and held for that purpose (the “Shareholders’ Meeting”). The Seller shall use its best efforts to cause the Shareholders’ Meeting to be held within 60 days following receipt of notice of exercise of the Option. Closing of the Option Sale (the “Final Closing”) shall occur within five business days following the Shareholders’ Meeting, in the event that the Option Sale is approved at the Meeting.

(b)        The Exercise Price shall be payable in 12 monthly installments of $200,000 due on the 20th day of each month beginning April 20, 2009; provided, however, that to the extent that any such payment is due prior to the Final Closing, then it shall be paid to and held in escrow by Seller’s counsel and shall be paid to Seller at the Final Closing.

(c)        In the event that Buyer exercises the Option and the Final Closing does not occur by the earlier of (i) 120 days following such exercise or (ii) five business days following the Shareholders’ Meeting, then Buyer may, by written notice to Seller delivered within five business days following expiration of the applicable period, rescind its exercise of the Option and its purchase of the Initial Shares, in which case Seller shall, in exchange for delivery of the certificates for the Shares, pay to Buyer all funds received pursuant to this Agreement, directly or in escrow.

5.2        Preparation of the Proxy Statement. (a) Following exercise of the Option, the Seller shall as promptly as practicable prepare and file a proxy statement relating to the Shareholders’ Meeting (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Seller’s stockholders at the earliest practical time. The Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Option Sale. If at any time prior to the Shareholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Seller will promptly prepare and mail to its stockholders such an amendment or supplement.

5.3        Shareholders’ Meeting. The Seller shall call the Shareholders’ Meeting to be held as promptly as practicable for the purpose of voting upon the approval of the Option Sale and the other transactions contemplated thereby. The Seller shall solicit from Seller’s stockholders entitled to vote at the Shareholders’ Meeting proxies in favor of such approval and shall take all other action reasonably necessary to secure the vote or consent of such holders required by the Colorado Business corporation Act (the “CBCA”) or this Agreement to effect the Option Sale. The Seller shall coordinate and cooperate with Buyer with respect to the timing of such meeting.

5.4	Access to Information; Confidentiality.

During the Interim Period, the Buyer shall, and shall cause the Company and each of the other Subsidiaries to, (i) provide to Seller and to Seller’s Representatives, full access, upon reasonable notice and during normal business hours, to all their respective properties, books, contracts, commitments, personnel and records, and (ii) furnish promptly to Seller (a) a copy of each report, schedule, and other document filed by it during such period with any Governmental Entity, and (b) all other information concerning its business, properties and personnel as Seller may reasonably request. All information exchanged pursuant to this Section 5.4 or otherwise received by Buyer and its affiliates pursuant to this Agreement shall be subject to the confidentiality agreement dated as of November 1, 2007, between the Seller and Duarte (the “Confidentiality Agreement”).

5.5	Reasonable Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all reasonable actions,

and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the taking of all reasonable acts necessary to cause the conditions precedent in Article VI to be satisfied, (ii) the giving of any notices to, making of any filings with and obtaining any authorizations, consents and approvals of Government Entities in connection the matters referred to in 2.5(b), (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Seller and the Seller’s Board of Directors shall take all action reasonably necessary to ensure that the Shareholders’ Meeting is held within 60 days following exercise of the Option.

5.6	Indemnification.

From and after the Closing, Buyer shall, and shall cause the Company and the other Subsidiaries to, to the fullest extent permitted by law, honor all the obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Closing to the maximum extent that such obligations of the Company and its Subsidiaries exist on the date of this Agreement, whether pursuant to such entities’ articles of incorporation, bylaws or comparable charter documents, the CBCA or individual indemnity agreements, in each case in effect on the Closing Date.

5.7	Brokers and Finders.

In the event that this Agreement is terminated prior to Closing, each of Seller and Buyer shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

5.8	Public Announcements.

So long as this Agreement is in effect, Buyer on the one hand, and Seller on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Sale and shall not, and shall not permit and of their Representatives to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement

5.9	Transfer Taxes.

All stock transfer, documentary stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party upon whom the primary burden for payment is placed by the applicable law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes that are required or permitted to be filed on or prior to the Closing Date and shall use reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

5.10	Intercompany Loans.

The parties acknowledge that, as of the date hereof, Medlink owes the Company approximately $2.6 million in principal and accrued interest with respect to loans made by the Company to Medlink which have been registered with the Central Bank of Brazil (“BCB”). Until the Purchase Price and the Exercise Price are paid in full, any payment on these loans must be paid to Seller pursuant to repatriation in accordance with BCB regulations and applied to the Purchase Price and/or the Exercise Price, as applicable.

5.11	Bradesco.

On or before the 10th day of each month beginning April 10, 2008, the parties shall cause Medlink to deliver to Seller copies of all invoices issued with respect to services provided by Medlink to Bradesco Saude (“Bradesco”) during the prior month, until all services provided to Bradesco during 2008 have been billed. The parties shall cause Medlink to bill Bradesco on a timely basis consistent with past practice through the date of this Agreement with respect to all services provided during 2008, and the parties shall cause Medlink to use its best efforts to collect the invoices for such services on a timely basis consistent with such past practice. In addition, the parties shall ensure that Seller and its Representatives have access to such books and records relating to Bradesco as Seller shall reasonably request in order to audit (at Seller’s expense) Buyer’s compliance with its obligations relating to the Bonus as set forth in Section 1.4 and this Section 5.10.

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Effect the Sale.

The respective obligation of each party to effect the Sale is subject to the satisfaction at or prior to the Closing of each the following conditions:

(a)        No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Sale shall be in effect.

(b)        Approval by Governmental Entities and Third Parties. The approval or consent of any Governmental Entity or other third party required for transfer of the Shares or consummation of any other transaction contemplated hereby shall have been obtained.

6.2	Conditions to the Obligation of Buyer to Effect the Sale.

The obligation of Buyer to consummate the Sale shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)        Performance of Agreement. Seller shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, and except as specifically permitted by this Agreement, the representations and warranties of Seller made in this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(b)        Closing Documents. Buyer shall have received from Seller and certain third parties the following executed documents:

(i)         Certificates representing the Initial Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed, with all required stock transfer tax stamps affixed;

(ii)        Certificates of the Secretary of State of the State of Colorado as to the Company and from the comparable Brazilian and Mauritian authorities as to Medlink and MTI, respectively, dated within 10 days of the Closing Date, certifying that each such entity is validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(iii)       such other documents as Buyer may reasonably request in order to consummate the transactions contemplated hereby.

6.3	Conditions to the Obligations of Seller to Effect the Sale

(a)        Performance of Agreement. Buyer shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Buyer made in this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(b)        Closing Documents and Payment. Seller shall have received from Buyer and certain third parties the following executed documents and payment:

(i)       payment of $800,000 in the form of $600,000 in immediately available funds and return of the LOI Note marked “cancelled”;

(ii)      the Installment Note;

(iii)     the Pledge Agreement;

(iv)     the Escrow Agreement, together with the certificate for the Initial Shares delivered in escrow pursuant thereto;

(v)      the License Agreement;

(vi)     a certificate of the appropriate governmental authority as to Buyer, dated within 10 days of the Closing Date, certifying that Buyer is validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(vii)    such other documents as Seller may reasonably request in order to consummate the transactions contemplated hereby.

6.4	Conditions to Each Party’s Obligation to Effect the Option Sale.

The respective obligation of each party to effect the Option Sale is subject to the satisfaction at or prior to the Final Closing of each the following conditions:

(a)        No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Option Sale shall be in effect.

(b)        Approval by Governmental Entities and Third Parties. The approval or consent of any Governmental Entity or other third party required for transfer of the Option Shares or consummation of any other transaction contemplated hereby shall have been obtained.

6.5	Conditions to the Obligation of Buyer to Effect the Option Sale.

The obligation of Buyer to consummate the Sale shall be subject to the fulfillment on or prior to the Final Closing Date of the following conditions:

(a)        Performance of Agreement. Seller shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Final Closing Date.

(b)        Closing Documents. Buyer shall have received from Seller and certain third parties the following executed documents:

(i)       Certificates representing the Final Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed, with all required stock transfer tax stamps affixed;

(ii)      Certificates of the Secretary of State of the State of Colorado as to the Company and from the comparable Brazilian and Mauritian authorities as to Medlink and MTI, respectively, dated within 10 days of the Closing Date, certifying that each such entity is validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(iii)     such other documents as Buyer may reasonably request in order to consummate the transactions contemplated hereby.

6.6	Conditions to the Obligations of Seller to Effect the Option Sale

(a)        Performance of Agreement. Buyer shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Final Closing Date.

(b)        Closing Documents and Payment. Seller shall have received from Buyer and certain third parties the following executed documents and payment:

(i)         payment of such portion of the Exercise Price as is due as of the Final Closing Date;

(ii)        a promissory note reflecting the unpaid balance of the Exercise Price in form substantially equivalent to the Installment Note (the “Option Note”);

(iii)       a pledge agreement pledging all of the Final Shares to secure payment of the Option Note and containing terms and conditions customary for comparable transactions;

(iv)       an escrow agreement in form substantially equivalent to the Escrow Agreement, together with the certificate for the Final Shares delivered in escrow pursuant thereto;

(v)        a certificate of the appropriate governmental authority as to Buyer, dated within 10 days of the Closing Date, certifying that Buyer is validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(vi)       such other documents as Seller may reasonably request in order to consummate the transactions contemplated hereby.

ARTICLE VII

CLOSING

7.1	Sale Closing.

The closing of the Sale (the “Closing”) shall take place immediately upon the execution of this Agreement (the “Closing Date”). At the Closing, the parties shall deliver to each other the payment, certificates, agreements, instruments and other documents required by this Agreement. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

7.2	Option Closing.

The closing of the Option Sale (the “Final Closing”) shall take place on a mutually agreeable date promptly after the approval of the Option Sale at the Shareholders’ Meeting, but in any event no later than five business days thereafter (the “Final Closing Date”). At the Final Closing, the parties shall deliver to each other the payment, certificates, agreements, instruments and other documents required by this Agreement. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.1 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

8.2	Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by fax or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to

Engetech, Inc.

Gretton House, Suite 65

Pond Street, Grand Turk

Turks & Caicos Islands

Fax: 011-55-21-2131-0710

with a copy to:

Juscelio Vidal

Correa, Mercante & Vidal

Ave. Rio Branco 143

19 Andar

Rio de Janeiro, Brasil

CEP 20.040-006

Fax: 011-55-21-2212-5588

(b)	if to the Seller, to

Transax International Limited

5201 Blue Lagoon Drive

8th Floor

Miami, FL 33126

Attention: Stephen Walters, President and CEO

Fax: 305-629-3092

with a copy to:

Robert B. Macaulay

Carlton Fields, P.A.

100 S.E. 2nd St., Suite 4000

Miami, FL 33131

Fax: 305-530-0055

8.3	Definitions. For purposes of this Agreement:

(a)        an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)        “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or is a day on which banking institutions located in such State are authorized or required by law or other governmental action to close.

(c)        a “Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Brazil or any other foreign country or any domestic or foreign state, county, city or other political subdivision, local, state, federal, and foreign governments, government agencies, and courts of competent jurisdiction.

(d)        “Knowledge” means, with respect to any fact or matter in question, (i) with respect to the Seller, that any of its Chief Executive Officer, President, Corporate and Regulatory Counsel or Chief Financial Officer has actual knowledge of such fact or matter, after due inquiry, or (ii) with respect to Buyer, that any of its Chief Executive Officer, President, Corporate or Regulatory Counsel or Chief Financial Officer has actual knowledge of such fact or matter, after due inquiry.

(e)         “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f)        “Material Adverse Effect” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impedes the ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable law; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) general economic, market or political conditions or (B) matters generally affecting the industry in which such party operates;

(g)        a “Person” means any individual, firm, corporation (including non-profit), general partnership, limited partnership, limited liability partnership, company, limited liability company, trust, estate, joint venture, association, organization, Governmental Entity or other entity;

(h)        “subsidiary” means, with respect to any party, (i) any corporation or other organization, whether incorporated or unincorporated, of which 50% or more of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such party, (ii) in the case of partnerships, such party serves as a general partner, (iii) in the case of a limited liability company, such party serves as a managing member, or (iv) such party otherwise has the ability to elect the majority of the directors, trustees or managing members thereof.

8.4	Interpretation; Disclosure Letter.

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indication. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.5	Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6	Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.7	Entire Agreement; Third-Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Closing in Section 5.5.

8.8	Governing Law;Litigation.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.10, below, the parties agree that the federal and state courts located in Miami-Dade County, Florida, shall have exclusive jurisdiction and venue with respect to all actions arising under this Agreement or in connection with the transactions contemplated hereby, and each party specifically consents to venue in such courts and irrevocably waives any argument to the effect that any such court is an inconvenient forum.

8.9	Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10	Other Remedies; Specific Performance.

(a)        Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)        Specific Performance. Notwithstanding any provision of this Agreement to the contrary, it is agreed that either party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11	Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.12	Waiver of Jury Trial.

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.13	Currency.

Unless otherwise specified, all amounts set forth herein are in United States Dollars.

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement, all as of the date first written above.

ENGETECH, INC.

By: “Americo de Castro”
Name: Americo de Castro
Title: President

SELLER:

TRANSAX INTERNATIONAL LIMITED

By: “Stephen Walters”
Name: Stephen Walters

Title: President and CEO